Exhibit 10.18
PSU AWARD AGREEMENT
ALIGNMENT HEALTHCARE, INC. 2021 EQUITY INCENTIVE PLAN
Alignment Healthcare, Inc. (the “Company”) grants to the Participant named below (“you”) the number of restricted stock units that are subject to Performance Goals and designated as Performance Awards (“PSUs”) set forth below (the “Award”), under this PSU Award Agreement (“Agreement”).

Governing Plan:	Alignment Healthcare, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”)
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement
Participant:	John Kao
Grant Date:	January 24, 2026
Number of PSUs:	1,000,000 Maximum, divided into three tranches: Tranche 1: 333,333 Tranche 2: 333,333 Tranche 3: 333,334

Definition of PSU:	Each PSU entitles you to earn and receive one Share in the future upon the achievement of certain performance goals, subject to continued employment and the terms of this Agreement.
Earning and Payment:
Except as otherwise set forth herein, as long as you do not have a Separation from Service prior to the applicable Vesting Date (as defined below), the number of earned PSUs (“Earned PSUs”) will be based on the Company’s actual performance against the performance metrics set forth on Exhibit A for each of Tranche 1, Tranche 2 and Tranche 3 during the measurement period beginning on the Grant Date and ending on the fifth anniversary of the Grant Date (the “Measurement Period”), as determined and certified by the Committee in accordance with the below (each date of certification, a “Certification Date”), and vest and become payable as follows (each vesting date outlined below, a “Vesting Date”):

	Vesting Dates	PSUs Vested and Payable
	Each date on which there are Earned PSUs that occurs on or after the third anniversary of the Grant Date	100% of the Earned PSUs
A Certification Date will occur not later than the second business day following the close of business on the NASDAQ on the trading day on which the Applicable Stock Price Hurdle (as defined in Exhibit A) has been achieved. Except to the extent otherwise provided in this Agreement, any PSUs for which the relevant Stock Price Hurdle has not been achieved by the end of the Measurement Period shall be forfeited.

PSU TERMS
1.Grant of PSUs.
a.The Award is subject to the terms of the Plan, subject to Section 9 below. The terms of the Plan are incorporated into this Agreement by this reference.
b.You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you for review by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish. The Committee may unilaterally cancel and forfeit all or a portion of the Award if you do not timely accept the terms of this Agreement.
2.Dividend Equivalents. In the event of any issuance of a cash dividend on the Shares (a “Dividend”), you shall be credited, as of the payment date for such Dividend, with an amount (a “Dividend Equivalent”) equal to the product of (i) 100% of the total number of PSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Share. Upon the Vesting Date of a PSU, the aggregate amount of the Dividend Equivalents (the “Distributable Amount”) in respect of such vested PSU shall be distributed to you in connection with the settlement of such vested PSU either in cash or, at the discretion of the Committee, in a number of Shares with a Fair Market Value (as determined on the applicable Vesting Date) equal to the Distributable Amount. To the extent any PSUs are forfeited prior to vesting, the corresponding Dividend Equivalents in respect thereof shall be forfeited immediately thereupon.
3.Restrictions.
a.You will have no rights or privileges of a Stockholder as to the Shares underlying the PSUs before settlement under Section 6 below (“Settlement”), including no right to vote or receive Dividends or other distributions (other than the Dividend Equivalents as set forth above); in addition, the following terms will apply:
(i)you will not be entitled to delivery of any Share certificates for the PSUs until Settlement (if at all), and upon the satisfaction of all other terms;
(ii)you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the PSUs or any rights under the PSUs before Settlement;
(iii)you will forfeit all of the PSUs and all of your rights under the PSUs will terminate in their entirety on the terms set forth in Section 5 below and Section 11(j) below; and

(iv)no Share underlying a PSU will be considered vested and payable until the occurrence of a Vesting Date, unless otherwise provided on Exhibit A.
b.Any attempt to dispose of the PSUs, any interest in the PSUs, or any Shares in respect of the PSUs in a manner contrary to the terms of this Agreement will be void and of no effect.
4.[Intentionally Omitted.]
5.Forfeiture; Termination; Change in Control.
a.If, during the Measurement Period, (a) you incur a Separation from Service (for the avoidance of doubt, which does not otherwise result in the immediate or continued opportunity to earn and vest in the PSUs as set forth on Exhibit A), (b) you materially breach this Agreement (and do not cure, if curable, within 30 days following the Company providing you written notice of such breach), or (c) you fail to meet the tax withholding obligations described in Section 7 below, you will immediately and automatically forfeit all of your rights in respect of the unvested PSUs.
b.Notwithstanding anything contained herein or in the Plan to the contrary, in the event of a Change in Control prior to the end of the Measurement Period, then the PSUs granted to you hereunder will be deemed earned and become vested and payable solely to the extent set forth on Exhibit A.
6.Settlement of PSUs. Delivery of Shares or other amounts under this Agreement will be subject to the following:
a.The Company will deliver to you one Share for each Earned PSU that has become vested and payable as soon as administratively practicable (but not later than 60 days) after the Vesting Date (or as provided under Exhibit A), if applicable). Notwithstanding the foregoing, prior to the time a PSU becomes an Earned PSU, the delivery of any Share in respect thereof may be delayed to a date designated by you (reasonably acceptable to the Committee) (but not beyond March 15 of the year following the year in which your right to such Share is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A)).
b.Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by Applicable Law.
c.If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:
The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the Alignment Healthcare, Inc. 2021

Equity Incentive Plan and a PSU award agreement entered into between the registered owner and Alignment Healthcare, Inc. Copies of such plan and agreement are on file in the executive offices of Alignment Healthcare, Inc.
In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under Applicable Law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions. Unless otherwise determined by the Board, the PSUs and any Shares acquired in respect of any PSUs will be subject to the lock-up restrictions as set forth in Section 13.20 of the Plan (and any successor terms).
7.Taxes. Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding under the Plan (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items. You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 13.5 of the Plan (and any successor terms); provided, that, notwithstanding anything to the contrary set forth therein, you shall be permitted to satisfy any applicable tax withholding obligation by means of a broker-assisted “sell-to-cover” transaction through the Company’s applicable sell-to-cover program. The PSUs are intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 13.16 of the Plan (and any successor terms).
8.Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.
9.Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and you agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, this Agreement will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan in good faith (including, the number of PSUs earned, if any, and whether performance has been achieved) will be final and binding on all Persons; provided, that, for the avoidance of doubt, determinations of terms defined in your Amended & Restated Employment Agreement, effective March 21, 2021, as amended on April 28, 2025 (your “Employment Agreement”), shall be made in accordance with and subject to the provisions thereof and subject to de novo or similar review by a court or arbitrator, as applicable.
10.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all Applicable Laws.
11.Miscellaneous.
a.Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
b.Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
c.Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations related to the Award are superseded.
d.Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.
e.Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 13.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 13.10 of the Plan (and any successor terms).
f.Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.
g.Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.
h.No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. The value of the PSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the PSUs does not create any right to receive any future awards.
i.Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.
j.Clawback. All awards, amounts, and benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy generally applicable to senior executives of the Company or any Applicable Law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the clawback terms contained in Section 13.21 of the Plan as of the Grant Date (and any successor terms)), and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.
k.Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you are agreeing that your electronic signature is the legal equivalent of a manual signature on this Agreement and you are agreeing to all of the terms of this Agreement, as of the Grant Date.
Participant Signature: /s/ John Kao

Exhibit A to PSU Award Agreement
A. Unless otherwise specifically set forth in this Exhibit A, no PSUs shall become Earned PSUs if you incur a Separation from Service prior to the third anniversary of the Grant Date.
B. The Earned PSUs will be determined based on the Company’s achievement of the performance metrics outlined below for each tranche of PSUs during the Measurement Period:
Tranche 1: Achievement of First Stock Price Hurdle
Tranche 2: Achievement of Second Stock Price Hurdle
Tranche 3: Achievement of Third Stock Price Hurdle

C. In the event that, during the Measurement Period, you incur a Separation from Service as a result of a Qualifying Termination, or due to your death or Disability, then any requirement that you not incur a Separation from Service prior to the expiration of the Measurement Period shall be waived, and you shall retain (and not forfeit):

(i)Tranche 1, to the extent that the Company has achieved the First Stock Price Hurdle prior to your Qualifying Termination (and Tranche 1 shall be Earned PSUs); and
(ii)Tranche 2, to the extent that the Company has achieved the Second Stock Price Hurdle prior to your Qualifying Termination (and Tranche 2 shall be Earned PSUs); and
(iii)Tranche 3, to the extent that the Company has achieved the Third Stock Price Hurdle prior to your Qualifying Termination (and Tranche 3 shall be Earned PSUs).
In addition, if (x) your Separation from Service was due to your death or Disability, and (y) the First Stock Price Hurdle was achieved as of the date of your Separation from Service, then the Committee shall determine (not later than the second business day following your Separation from Service due to your death or Disability) the Termination Stock Price Achievement, and an additional number of Earned PSUs shall be earned based on the Termination Stock Price Achievement, calculated using straight-line interpolation between the Applicable Stock Price Hurdle that was achieved as of the date of your Separation from Service and the next higher Applicable Stock Price Hurdle (rounded up to the nearest whole Share), and any remaining PSUs that are not Earned PSUs (after taking into account this paragraph) shall be forfeited.

For example, if the First Stock Price Hurdle (but not the Second Stock Price Hurdle) had been achieved as of the date of your Separation from Service due to death or Disability, and the Termination Stock Price Achievement was $40.00, then an additional 203,252 PSUs from Tranche 2 shall be deemed Earned PSUs, and the remaining PSUs that are not Earned PSUs shall be forfeited.

Any Earned PSUs held by you as of your Separation from Service (taking into account the foregoing provisions of this Section C) shall be settled as soon as administratively practicable following your Separation from Service (but not later than 60 days thereafter).

For the avoidance of doubt, if any Applicable Stock Price Hurdle is achieved, it will continue to be treated as achieved notwithstanding whether the volume-weighted price per Share subsequently declines below such Applicable Stock Price Hurdle.

D. In the event that, during the Measurement Period, you incur a Separation from Service as a result of a Qualifying Termination, then any requirement that you not incur a Separation from Service prior to the expiration of the Measurement Period shall be waived, and any of the PSUs that are not Earned PSUs after reflecting the foregoing provisions of Section C shall become Earned PSUs if the Applicable Stock Price Hurdle is achieved during the Tail Period. During the Tail Period, the Committee shall certify the achievement of any Applicable Stock Price Hurdle (not later than the second business day following the achievement of any Applicable Stock Price Hurdle). Any such Earned PSUs shall be settled as soon as administratively practicable following the achievement of the Applicable Stock Price Hurdle (but not later than 60 days thereafter). For the avoidance of doubt, there shall be no interpolation for purposes of determining if any PSUs become Earned PSUs based upon Termination Stock Price Achievement between Applicable Stock Price Hurdles. Upon the expiration of the Tail Period, any PSUs that have not become Earned PSUs shall be forfeited.
E. If a Change in Control occurs prior to the end of the Measurement Period, then, to the extent that any PSUs remain outstanding and have not been forfeited prior to the Change in Control (including if the Change in Control occurs during the Tail Period):

(a) If the First Stock Price Hurdle was not achieved as of the Change in Control, but the price per Share that is payable or otherwise implied by the Change in Control transaction (taking into account the value of any contingent consideration (e.g., “contingent value rights” or similar instruments) to the extent actually received by you) (or if neither is applicable, the closing price per Share on the first trading day immediately preceding the Change in Control) (as applicable, the “CIC Stock Price Achievement”) is greater than $19.60 (the closing price per Share on the Grant Date), then (notwithstanding Section D) Tranche 1 shall be deemed Earned PSUs and settled as of immediately prior to the Change in Control, and Tranche 2 and Tranche 3 shall be forfeited.

(b) If the First Stock Price Hurdle has been achieved as of the Change in Control, then the Committee shall determine the CIC Stock Price Achievement, and a number of PSUs shall become Earned PSUs based on the CIC Stock Price Achievement, calculated using straight-line interpolation between the Applicable Stock Price Hurdle that was achieved as of immediately prior to the Change in Control and the next higher Applicable Stock Price Hurdle (rounded up to the nearest whole Share); the remainder of the PSUs shall be forfeited. Any such Earned PSUs shall be settled as of immediately prior to the Change in Control.

For example, if the First Stock Price Hurdle (but not the Second Stock Price Hurdle) had been achieved as of the Change in Control, and the CIC Stock Price Achievement was $40.00, then an additional 203,252 PSUs from Tranche 2 shall be Earned PSUs, and the remaining PSUs that are not Earned PSUs shall be forfeited.

F. For purposes of this Agreement:

“Applicable Stock Price Hurdle” means (i) the First Stock Price Hurdle, in the case of Tranche 1; (ii) the Second Stock Price Hurdle, in the case of Tranche 2; and (iii) the Third Stock Price Hurdle, in the case of Tranche 3.

“Exchange” means the NASDAQ, or such other principal stock exchange or quotation system on which the Shares are listed or quoted.

“First Stock Price Hurdle” means, as of the closing of any trading day on the Exchange during the Measurement Period, the achievement by the Company of a volume weighted average price per Share of $33.75 on the Exchange, as reported by Bloomberg, L.P. or another reputable source, calculated on the basis of a thirty (30) consecutive trading day trailing period ending on the applicable determination date.

“Qualifying Termination” means your Separation from Service due to a termination by the Company without Cause (other than as a result of death or Disability) or a resignation by you for “Good Reason” (as defined in your Employment Agreement).

“Second Stock Price Hurdle" means, as of the closing of any trading day on the Exchange during the Measurement Period, the achievement by the Company of a volume weighted average price per Share of $44.00 on the Exchange, as reported by Bloomberg, L.P. or another reputable source, calculated on the basis of a thirty (30) consecutive trading day trailing period ending on the applicable determination date.

“Tail Period” means the period commencing on the Qualifying Termination and ending on the earliest to occur of (i) the expiration of the six (6)-month period immediately following your Qualifying Termination or, if later, either (x) in the event of your resignation with Good Reason, the first July 31st that occurs on or following the date of your Qualifying Termination, or (y) in the event of a termination by the Company without Cause (other than as a result of death or Disability), the second July 31st that occurs on or following the date of your Qualifying Termination, (ii) the expiration of the Measurement Period and (iii) a Change in Control.

“Termination Stock Price Achievement” means the volume weighted average price per Share on the Exchange, calculated on the basis of a thirty (30) consecutive trading day trailing period ending on the date of your Qualifying Termination (or, if applicable under Section C above, the date of your Separation from Service due to death or Disability), as reported by Bloomberg, L.P. or another reputable source.

“Third Stock Price Hurdle" means, as of the closing of any trading day on the Exchange during the Measurement Period, the achievement by the Company of a volume weighted average price per Share of $55.25 on the Exchange, as reported by Bloomberg, L.P. or another reputable source, calculated on the basis of a thirty (30) consecutive trading day trailing period ending on the applicable determination date.